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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Roberts, Brian Glyne
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        (Last)                      (First)                        (Middle)

    7057 Woodcrest Place

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                                   (Street)

    Delta, B.C., Canada, V4E3A7

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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)         December 18, 2000
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3.  IRS Identification Number of Reporting Person, if an entity
    (voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    Digital Village World Technologies Inc. (DVWT)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)

                    Vice President of Corporate Development
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6.  If Amendment, Date of Original (Month/Day/Year)
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7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
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    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of Security        Securities Bene-     Direct (D) or       Indirect Bene-
   (Instr. 4)         ficially Owned       Indirect (I)        ficial Ownership
                      (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock          250,000                 direct
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reported person, see Instruction
  5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)            Table II--Derivative Securities Beneficially Owned
         (e.g., puts, call, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                                                                                       Security        direct (I)
                                                                                                       (Instr. 5)
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                               Date      Expira-         Title          Amount or
Not Applicable                 Exer-     tion                           Number of
                               cisable   Date                           Shares
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Explanation of Responses:

                              /s/ Brian Roberts                December 19, 2000
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                              **Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.